Exhibit 99.1

Chrysler Group LLC Reports October 2011 U.S. Sales Increased 27 Percent; Best

October Sales Since 2007

•	Retail sales increase 40 percent in October versus same month a year ago

•	October marks the 19th-consecutive month of year-over-year sales gains

•	Chrysler, Jeep®, Dodge, and Ram Truck brands each post sales increases in October versus same month a year ago

•	Best October for Jeep brand sales since 2006

•	Jeep brand posts 18th-consecutive month of year-over-year sales gains

•	Jeep Compass sets new all-time sales record with 5,179 units sold

•	Jeep Wrangler sets new sales record for month of October; its fifth-consecutive monthly sales record this year

•	Chrysler brand posts best October sales since 2007; highest percentage sales increase of all Chrysler Group brands

•	New Chrysler 200 mid-size sedan sales up 405 percent in October compared with sales of its predecessor a year ago

•	Ram pickup sales up 21 percent; best October sales since 2007

•	Dodge brand posts best October sales since 2008

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Consumers Digest’s 2012 model year ‘Best Buys’ include the Fiat 500, Chrysler 300, Chrysler Town & Country and Dodge Grand Caravan minivans, Jeep Grand Cherokee, Ram 1500 pickup truck, Dodge Durango, and Dodge Challenger

•	2012 Chrysler Town & Country and 2012 Dodge Grand Caravan minivans each earn a Top Safety Pick from the Insurance Institute for Highway Safety (IIHS)

•	Texas Automotive Writers Association (TAWA) bestows ‘SUV of Texas’ crown on 2012 Jeep Grand Cherokee for the second-consecutive year

•	TAWA names 2012 Jeep Grand Cherokee Overland Summit ‘Luxury SUV of Texas’ and the 2012 Jeep Wrangler Unlimited ‘Mid-Size SUV of Texas’

•	TAWA selects 2012 Dodge Durango as ‘Full-Size SUV of Texas’

•	Petersen’s 4-Wheel & Off-Road magazine names new 2012 Jeep Wrangler Rubicon ‘4x4 of the Year’

Auburn Hills, Mich. , Nov. 1, 2011 - Chrysler Group LLC today reported U.S. sales of 114,512, a 27 percent increase compared with sales in October 2010 (90,137 units), and the best October sales since 2007.

Chrysler Group’s 27 percent sales increase was driven by retail sales that were up 40 percent in October. Chrysler Group has beaten the average industry sales increase in nine of 10 months this year.

“In what is turning out to be a strong new vehicle sales industry we continued to outperform,” said Reid Bigland, President and CEO – Dodge Brand and Head of U.S. Sales. “For October, our retail sales increased 40 percent year-over-year with sales of the Chrysler 300 more than doubling and Jeep Compass sales increasing nearly fivefold. The month of October also marked our 19th-consecutive month of year-over-year sales gains.”

Models that significantly contributed to the group’s 27 percent increase in total sales (retail and fleet) were the Chrysler 200 mid-size sedan, Jeep® Compass compact SUV and Jeep Liberty mid-size SUV, Dodge Journey crossover, Dodge Avenger mid-size sedan, and the Ram pickup truck.

In October, the respected Consumers Digest named at least one model from each Chrysler Group brand as a 2012 “Best Buy.” The magazine’s “Best Buys” for the 2012 model year include the Fiat 500, Chrysler 300 full-size sedan, Chrysler Town & Country and Dodge Grand Caravan minivans, Jeep Grand Cherokee, Ram 1500 pickup truck, Dodge Challenger muscle car, and the Dodge Durango seven-passenger SUV.

The Chrysler, Jeep, Dodge, and Ram Truck brands all posted sales increases in October. The Chrysler brand’s 28 percent sales increase was the largest percentage gain of all the Chrysler Group brands. It was Chrysler brand’s best October since 2007.

Chrysler Group finished the month with a 68-day supply of inventory (299,896 units). U.S. industry sales figures for October are projected at an estimated 13.5 million SAAR.

October 2011 U.S. Sales Highlights by Brand

Jeep® Brand

Jeep brand sales were up 25 percent in October, the brand’s best October sales performance since 2006 and its 18th-consecutive month of year-over-year sales gains. The new Jeep Compass played a big part in the brand’s success. Compass, the most capable compact SUV, posted a heady 566 percent sales increase in October, setting an all-time monthly sales record with 5,179 units sold. The Compass’ 566 percent increase was by far the largest year-over-year percentage sales gain of any Chrysler Group model in October.

A group of automotive journalists and elite athletes from a variety of sports gathered in Phoenix in October to choose the Active Lifestyle Vehicle (ALV) winners for 2012. The new 2012 Jeep Wrangler captured the “Best Value Off-Road” award, while the 2012 Jeep Grand Cherokee earned top honors in the “Luxury Off-Road” category.

The Wrangler – the most capable and recognized vehicle in the world – set a sales record for the month of October, the SUV’s fifth-consecutive monthly record this year. The off-roading experts at Petersen’s 4-Wheel & Off-Road magazine have awarded the new 2012 Jeep Wrangler Rubicon their top honor: “4x4 of the Year.” The Wrangler and the Jeep Liberty mid-size SUV each posted double-digit percentage sales increases in October.

The Jeep Grand Cherokee – already the most-awarded SUV ever – added even more honors to its expanding trophy case. The Grand Cherokee was named “SUV of Texas” – for the second consecutive year – by nearly 60 journalists representing the opinion-leading Texas Automotive Writers Association (TAWA). The award was one of three captured by Jeep vehicles during the annual TAWA Rodeo in October – a two-day test of the industry’s newest SUV and truck lineup over a variety of on-road and rugged off-road terrain. The new 2012 Jeep Wrangler Unlimited – with more fuel efficiency, power and torque for 2012 – was named “Mid-Size SUV of Texas,” and the ultra-premium Jeep Grand Cherokee Overland Summit was named “Luxury SUV of Texas.”

Chrysler Brand

The Chrysler brand’s 28 percent sales increase in October represented the largest percentage increase of any Chrysler Group brand and its best October since 2007. The Chrysler 200 mid-size sedan helped drive the brand’s 28 percent sales gain. Sales of the Chrysler 200 increased 405 percent in October compared with sales of its predecessor the same month a year ago.

The 2012 Chrysler 300 full-size sedan and the 2012 Chrysler Town & Country minivan earned “Best Buy” honors from the influential Consumers Digest magazine in October. Integrating the first eight-speed automatic transmission in a domestic luxury sedan, the new 2012 Chrysler 300 series sedans offer world-class technological innovation and quality while delivering stylistic distinction, best-in-class fuel efficiency and premium E-segment sedan features at a legendary value.

The Town & Country also earned a Top Safety Pick in October from the Insurance Institute for Highway Safety (IIHS). The IIHS annually recognizes vehicles that demonstrate “good” performance in front, side, rollover and rear crash test evaluations performed at its Vehicle Research Center.

Ram Truck Brand

Ram pickup truck sales were up 21 percent, the pickup’s best October sales since 2007. Both the Light Duty and Heavy Duty pickup models posted sales gains for the month.

The Ram Truck brand, which landed a “Best Buy” from Consumers Digest in October for its 2012 Ram 1500, announced last month that the Ram Power Wagon, the most capable off-road truck on the market, will now be available in two additional models – ST and Laramie.

The new Ram Power Wagon ST will offer off-road enthusiasts all of the Power Wagon’s legendary capability in a value-oriented package. The Power Wagon Laramie will offer more comfort and luxury features. Each of the three Ram Power Wagon models will have its own distinctive look.

The Ram Truck brand also announced last month that it will launch a new truck model designed for enthusiasts who are passionate about the great outdoors. The 2012 Ram 1500 Mossy Oak® Edition will be a limited-availability model that further extends the multi-tiered relationship between the Ram Truck brand and America’s top camouflage brand.

Dodge Brand

The Dodge brand posted a 25 percent sales increase in October compared with the same month in 2010. The 2012 Dodge Avenger mid-size sedan and the 2012 Dodge Journey crossover contributed significantly to the brand’s increase in October. Sales of the Avenger, America’s most affordable and most powerful mid-size sedan, were up 145 percent last month. The Journey, the only crossover in America to offer the choice of a four-cylinder or V-6 engine, five- or seven-passenger seating, and front- or all-wheel drive, posted a 36 percent sales increase.

The 2012 Dodge Grand Caravan earned a Top Safety Pick in October from the IIHS. The institute annually recognizes vehicles that demonstrate “good” performance in front, side, rollover and rear crash test evaluations performed at its Vehicle Research Center.

The 2012 Dodge Durango, the segment leader in power, towing capacity and driving range, was named “Full-Size SUV of Texas” by TAWA last month during its annual Texas Truck Rodeo in San Antonio. Earlier this year, the Journey was recognized by TAWA, winning the coveted “Family Car of Texas” award.

October 2011 U.S. Sales Highlights

•	Chrysler brand sales (21,244 units) increased 28 percent in October versus the same month a year ago (16,547 units)

•	Sales of the Chrysler 200 (11,205 units) were up 405 percent compared with sales of the model’s previous generation (2,221 units) in October a year ago

•	Jeep brand sales (35,733 units) increased 25 percent versus the same month last year (28,480 units)

•	Jeep Wrangler sales (9,892 units) were up 25 percent compared with October 2010 (7,908 units)

•	Jeep Liberty sales (5,997 units) increased 51 percent versus October last year (3,968 units)

•	Sales of the Jeep Compass (5,179 units) were up 566 percent compared with the same month a year ago (778 units)

•	Dodge brand sales (33,734 units) were up 25 percent in October versus the same month a year ago (27,020 units)

•	Dodge Avenger sales (7,136 units) increased 145 percent compared with the same month a year ago (2,911 units)

•	Dodge Journey sales (5,028 units) were up 36 percent versus October 2010 (3,695 units)

•	Ram Truck brand sales (21,836 units) increased 21 percent compared with the same month a year ago (18,090 units)

•	Ram pickup truck sales were up 21 percent in October versus the same month last year (17,316 units)

•	Chrysler Group truck sales (81,930 units) improved 17 percent compared with October 2010 (69,775 units)

•	Chrysler Group car sales (32,582 units) were up 60 percent versus October 2010 (20,362 units)

Chrysler Group LLC U.S. Sales Summary Thru October 2011

	Month Sales		Vol%	Sales CYTD		Vol%
Model	Curr Yr	Pr Yr	Change	Curr Yr	Pr Yr	Change
500	1,965	0	New	15,826	0	New
FIAT BRAND	1,965	0	New	15,826	0	New

200	11,205	0	New	69,755	0	New
Sebring	0	2,221	-100%	2,380	35,827	-100%
300	3,701	5,211	-29%	27,077	34,322	-21%
PT Cruiser	0	656	-100%	1,328	8,519	-84%
Aspen	0	0	0%	0	30	0%
Town & Country	6,338	8,459	-25%	78,255	95,952	-18%
CHRYSLER BRAND	21,244	16,547	28%	178,795	174,650	2%

Compass	5,179	778	566%	39,192	15,087	160%
Patriot	3,581	2,931	22%	46,234	31,399	47%
Wrangler	9,892	7,908	25%	101,820	79,531	28%
Liberty	5,997	3,968	51%	55,322	41,157	34%
Grand Cherokee	11,084	12,721	-13%	96,853	60,898	59%
Commander	0	174	-100%	105	7,954	-99%
JEEP BRAND	35,733	28,480	25%	339,526	236,026	44%

Caliber	1,840	2,777	-34%	32,430	39,526	-18%
Avenger	7,136	2,911	145%	52,164	44,613	17%
Charger	3,626	4,023	-10%	57,779	71,229	-19%
Challenger	3,097	3,182	-3%	33,254	30,964	7%
Viper	12	37	-68%	156	350	-55%
Journey	5,028	3,695	36%	46,734	42,050	11%
Caravan	7,100	8,204	-13%	92,930	83,158	12%
Nitro	2,031	2,133	-5%	20,784	17,966	16%
Durango	3,864	58	6562%	42,944	183	23367%
DODGE BRAND	33,734	27,020	25%	379,175	330,039	15%

Dakota	642	774	-17%	11,299	11,184	1%
Ram P/U	21,037	17,316	21%	199,011	158,205	26%
Cargo Van	157	0	New	291	0	New
Sprinter	0	0	0%	0	253	-100%
RAM BRAND	21,836	18,090	21%	210,601	169,642	24%

TOTAL CHRYSLER GROUP LLC	114,512	90,137	27%	1,123,923	910,357	23%
TOTAL CAR	32,582	20,362	60%	290,821	256,831	13%
TOTAL TRUCK	81,930	69,775	17%	833,102	653,526	27%

Selling Days	26	27		255	255